Exhibit 99.1

Click Commerce Posts Fourth Consecutive Quarter of Profitability and Strong Revenue Growth

22% Year Over Year Revenue Growth Fuels 19% Profit Margin for Second Quarter

CHICAGO — July 29, 2004 — Click Commerce, Inc. (Nasdaq: CKCM), a leading provider of software and services solutions, today announced results for the second quarter ended June 30, 2004.

Second quarter 2004 total revenues were $6.2 million and net income was $1.2 million, or $0.13 per share on a fully diluted basis. This compares with first quarter revenues of $5.2 million and net income of $851,000, or $0.10 per share. This represents the company’s fourth consecutive profitable quarter, with a profit margin of 19% in the second quarter. Revenues grew over 22% compared to revenues of $5.1 million for the same quarter last year. The company had a loss of $5.2 million in the prior year second quarter.

“With four consecutive quarters of profitability we continue to demonstrate not only our ability to grow profits quarter over quarter, but also to expand our strong position in the marketplace,” said Michael W. Ferro, Jr., Chairman and CEO of Click Commerce. “Our successful integration of the business operations of Webridge brought us several new customers in the health care and higher education markets, and the acquisition continues to positively perform.”

The company’s second quarter was marked by new customer wins, license renewals and 23 go-live events. The recent acquisition of bTrade positions the company to further increase the client base and deliver sales channel collaboration and optimization across all channel types

“Our recent acquisition of bTrade establishes us in a leading position in product item synchronization,” Ferro said. “Leveraging this strength—a key reference technology for radio frequency identification (RFID)—Click Commerce has become a leading vendor in this market by offering value-added solutions that serve multi-tier and retail channels.”

About Click Commerce, Inc.

Click Commerce (Nasdaq: CKCM) is a leading provider of collaborative extranet solutions that enable global enterprises to optimize their business relationships. The company’s collaborative commerce and channel management software helps companies optimize processes, lower costs to serve partners and customers, accelerate revenue, and improve customer service. Leading corporations such as Microsoft, Delphi, Black & Decker, Carrier, Samsung, BellSouth, Kawasaki, Logitech, Hitachi, Tellabs, have transformed their business relationships using these Click Commerce solutions. Six of the top ten research institutions in North America, including Johns Hopkins, University of Washington, and the University of Michigan, use the company’s compliance automation software to automate their regulatory compliance processes and manage research project approvals. More information can be found at www.clickcommerce.com.

Click Commerce® is a registered trademark of Click Commerce, Inc. and its subsidiaries. All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Forward-Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended: Statements in this press release that are not historical facts and refer to the company’s future prospects are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by words such as “expect, anticipate, intend, believe, hope, assume, estimate” and other similar words and expressions. The statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward- looking statements as a result of various factors, including but not limited to, the ability of Click Commerce to consummate strategic acquisitions, the extent of customer acceptance and utilization of Click Commerce’s software and services solutions, the impact of competitive products and services, the ability to develop new and enhanced versions of its products and services, the effect of economic and business conditions, the volume and timing of customer contracts, capital and intellectual property spending of Click Commerce’s target customers, changes in technology, deployment delays or errors associated with the company’s products and the company’s ability to protect its intellectual property rights. For a discussion of these and other risk factors that could affect Click Commerce’s business, see “Risk Factors” in Click Commerce’s annual report on Form 10-K for the year ended December 31, 2003, which is on file with the Securities and Exchange Commission.

Media:
Nancy Koenig
Click Commerce, Inc.
(415) 551-0621
nancy.Koenig@clickcommerce.com

Investor:
Mike Nelson
Click Commerce, Inc.
(312) 377-3887
mike.nelson@clickcommerce.com

CLICK COMMERCE, INC.

Consolidated Balance Sheet

	June 30, 2004	December 31, 2003

ASSETS

Current Assets:
Cash, cash equivalents, and short-term investments	$12,458	$11,863
Trade accounts receiveable, net	6,387	4,628
Revenue earned on contracts in progress in excess of billings	206	-
Other Current Assets	1,208	820
Total current assets	20,259	17,311

Property and equipment, net	830	865
Restricted cash	-	170
Goodwill	1,519	-
Intangibles	2,160	359
Other assets	359	489
Total assets	$25,127	$19,194

LIABILITIES AND
SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$454	$400
Billings in excess of revenues earned on contracts in progress	132	33
Deferred revenue	4,274	4,785
Accrued compensation	1,322	1,016
Accrued expenses and other current liabilities	2,182	1,832
Total current liabilities	8,364	8,066

Other liabilities	43	79
Total liabilities	8,407	8,145

Preferred Stock	-	-
Common Stock	9	8
Additional paid-in capital	66,108	62,498
Accumulated other comprehensive income	146	136
Deferred Compensation	-	(21)
Treasury Stock	(117)	(117)
Accumulated deficit	(49,426)	(51,455)
Total Shareholders' Equity	16,720	11,049

Total Liabilities & Shareholders' Equity	$25,127	$19,194

Click Commerce, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues
Product
Product license	$1,215	$689	$1,859	$868
Subscription	220	944	788	944
Total product	1,435	1,633	2,647	1,812
Service
Maintenance and hosting	1,987	1,705	3,715	3,176
Consulting and implementation service	2,786	1,741	5,118	3,015
Total service	4,773	3,446	8,833	6,191
Total revenues	6,208	5,079	11,480	8,003

Cost of revenues
Product license	42	148	86	226
Service	2,258	2,524	4,682	4,113
Total cost of revenues	2,300	2,672	4,768	4,339

Gross profit	3,908	2,407	6,712	3,664

Operating expenses
Sales and marketing	680	1,225	1,278	1,832
Research and development	654	887	1,065	1,341
General and administrative	1,200	1,714	2,115	2,846
Amortization of stock-based compensation	13	8	21	43
Amortization of intangible assets	129	28	169	28
Restructuring and other charges	-	3,942	-	3,942

Total operating expenses	2,676	7,804	4,648	10,032

Operating income (loss)	1,232	(5,397)	2,064	(6,368)

Other income	(54)	165	(36)	300

Income (loss) before income taxes	1,178	(5,232)	2,028	(6,068)
Income tax benefit	-	-	-	-

Net income (loss)	$1,178	$(5,232)	$2,028	$(6,068)

Net income (loss) per weighted average common share outstanding:
- Basic	$0.13	$(0.64)	$0.24	$(0.75)
- Diluted	$0.13	$(0.64)	$0.22	$(0.75)

Weighted average common shares outstanding:
- Basic	8,866,268	8,120,292	8,623,056	8,101,398
- Diluted	9,276,191	8,120,292	9,046,789	8,101,398